Press Release For immediate release
Invesco Ltd. Announces December 31, 2020
Assets Under Management

Investor Relations Contact:    Aimee Partin    404-724-4248
Media Relations Contact:    Graham Galt    404-439-3070

Atlanta, January 12, 2021 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management (AUM) of $1,349.9 billion, an increase of 4.3% versus previous month-end. Total net inflows were $11.9 billion. The firm achieved net long-term inflows of $5.9 billion this month. Non-management fee earning net inflows were $2.1 billion and money market net inflows were $3.9 billion. AUM was positively impacted by favorable market returns, which increased AUM by $27 billion. Reinvested distributions increased AUM by $12.9 billion and FX increased AUM by $4.0 billion. Preliminary average total AUM for the quarter through December 31 were $1,278.2 billion, and preliminary average active AUM for the quarter through December 31 were $935.1 billion.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

December 31, 2020(a)	$1,349.9	$689.6	$296.4	$78.9	$108.5	$176.5
November 30, 2020	$1,294.0	$651.6	$291.2	$73.9	$104.4	$172.9
October 31, 2020	$1,206.5	$582.0	$282.9	$68.2	$102.5	$170.9
September 30, 2020	$1,218.2	$592.4	$276.4	$68.1	$109.3	$172.0
Active(b)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

December 31, 2020(a)	$979.3	$383.2	$259.4	$77.9	$108.5	$150.3
November 30, 2020	$946.7	$366.2	$254.3	$73.1	$104.4	$148.7
October 31, 2020	$891.1	$327.6	$247.5	$67.4	$102.5	$146.1
September 30, 2020	$900.2	$334.0	$242.8	$67.3	$109.3	$146.8
Passive(b)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

December 31, 2020(a)	$370.6	$306.4	$37.0	$1.0	$—	$26.2
November 30, 2020	$347.3	$285.4	$36.9	$0.8	$—	$24.2
October 31, 2020	$315.4	$254.4	$35.4	$0.8	$—	$24.8
September 30, 2020	$318.0	$258.4	$33.6	$0.8	$—	$25.2

(a)	Preliminary - subject to adjustment.
(b)	Passive AUM includes index-based ETF’s, UIT’s, non-fee earning leverage, foreign exchange overlays and other passive mandates. Active AUM are total AUM less passive AUM.

About Invesco Ltd.
Invesco is a global independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. With offices in 25 countries, our distinctive investment teams deliver a comprehensive range of active, passive and alternative investment capabilities. For more information, visit www.invesco.com/corporate.

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